Exhibit 2.5

Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

As of December 31, 2022, Shell plc (“the Company”, the terms "Shell Group", “we”, “us” and “our” are used to refer to Shell plc and its subsidiaries) had two classes of securities registered under Section 12(b) of the Securities Exchange Act of 1934, as amended: the Company’s American Depositary Shares (“ADSs”) representing two ordinary shares, with a nominal value of €0.07each, and Senior Debt Securities.

Capitalized terms used herein and not otherwise defined herein, shall have the meaning ascribed to them in the Second Amended and Restated Deposit Agreement among the Company, JPMorgan Chase Bank, N.A. and the Holders and Beneficial owners of American Despositary Receipts, dated January 31, 2022 (the “Deposit Agreement”), and the Senior Debt Securities Indenture among Shell International Finance B.V., as issuer, the Company, as guarantor, and Deutsche Bank Trust Company Americas, as trustee, dated June 27, 2006 (the “2006 Indenture”).

Description of American Depositary Shares

The summary below describes some of the general terms and provisions of our ADSs and is subject to, and qualified in its entirety by reference to the Deposit Agreement, filed as exhibit 2.3 with the Annual Report for the fiscal year ended December 31, 2021, on Form 20-F (File No. 001-32575) on March 10, 2022, which is incorporated by reference, including the exhibits thereto.

General

American Depositary Receipts (“ADRs”) evidencing ADSs are issuable pursuant to the Deposit Agreement. Each ADS represents the right to receive two ordinary shares of the Company. An ADR may evidence any number of ADSs. Holders and owners of interests in ADSs are not shareholders of the Company and have no direct rights of a shareholder against the Company.

JPMorgan Chase Bank, N.A., as depositary (the “Depositary”), is the registered shareholder of the shares underlying the ADSs and enjoys the rights of a shareholder under our Articles of Association (“Articles”). Holders of ADSs do not have shareholder rights. The rights of the holder of an ADS are specified in the Deposit Agreement with the Depositary and are summarised below. The address of the Depositary’s principal executive offices is 383 Madison Avenue, Floor 11, New York, New York 10179.

In the following description, a “Holder” is the person in whose name an ADR is registered on the ADR Register.

Voting

Upon request by the Company, the Depositary will notify Holders of ADSs of shareholders’ meetings of the Company or of solicitation of consents or proxies from Holders and will arrange to deliver voting materials to such holders of ADSs.

Upon request by a Holder, the Depositary will endeavour to appoint such holder as proxy in respect of such Holder’s deposited shares entitling such Holder to attend and vote at shareholders’ meetings. Holders of ADSs may also instruct the Depositary to vote their deposited securities and the Depositary will try, as far as practical and lawful, to vote deposited shares in accordance with such instructions.

Collecting and distributing dividends

The Depositary will receive all cash dividends and other cash distributions made on the deposited shares underlying the ADSs and, where possible and on a reasonable basis, will distribute such dividends and distributions to Holders of ADSs in proportion to their holdings of ADSs. All other distributions made on the Company’s shares will be distributed by the Depositary in any means that the Depositary thinks is equitable and practical.

The Depositary may deduct its fees and expenses and the amount of any taxes owed from any payments to Holders and it may sell a Holder’s deposited shares to pay any taxes owed. The Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to Holders of ADSs.

Transmission of notices, reports and proxy soliciting material

In addition to the procedures for transmitting notices discussed above under “Voting,” the Depositary and custodian shall make available for inspection by Holders, at their offices and at any designated transfer offices, any reports and communications, including any proxy material, received from the Company which are both (i) received by the Depositary or the custodian or the nominee of either of them as the Holder of the ordinary shares and (ii) made generally available by the Company to the Holders of such ordinary shares. If requested in writing by the Company, the Depositary shall arrange for the transmittal or mailing of such notices, and any other reports or communications made generally available to Holders of the ordinary shares, to all Holders.

Sale or exercise of rights

If the Company makes a distribution of warrants or other instruments representing rights to acquire additional ADSs in respect of any rights to subscribe for additional ordinary shares or rights of any nature and offers such rights to Holders of deposited securities, the Depositary, in its discretion, may distribute to Holders, in each case in proportion of their holdings of ADSs (i) the same, (ii) the net proceeds of sales of rights, or (iii) nothing provided that the sale of rights cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise (and any rights may lapse).

If a Holder wishes to sell any rights issued by the Company, the Holder may be required (i) pay any applicable fees, taxes and charges, including governmental charges, associated with the sale transaction. Further, the Holder may be asked to provide proof satisfactory to the Depositary of the identity of any signatory, genuineness of any signature and such other information, that the Depositary may deem necessary.

Deposit or sale of securities resulting from dividends, splits or plans of reorganization

If the Company makes a distribution payable at the election of the Holders of ordinary shares in additional ordinary shares and notifies the Depositary in writing of such occurrence, to the extent practicable, the Depositary will, upon request from the Company, distribute to each Holder, in proportion to the number of deposited securities represented by ADSs evidenced by such Holder's ADRs, additional ADRs evidencing whole ADSs representing any shares available to the Depositary resulting from a dividend or free distribution on deposited securities consisting of shares and (ii) cash representing the net proceeds of sales of shares received that would give rise to fractional ADSs.

The Depositary in its discretion will, if reasonably requested by the Company, amend the ADR or distribute additional or amended ADRs (with or without calling this ADR for exchange) or cash, securities or property to reflect any change in par value, split-up, consolidation, unification cancellation or other reclassification of deposited securities, any distribution of shares or other distributions not distributed to Holders.

The Depositary in its discretion will, if reasonably requested by the Company, amend the ADR or distribute any additional available cash, securities or property in respect of deposited securities from any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company.

If the Depositary does not so amend the ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute deposited securities and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the deposited securities as then constituted.

Prior to the issue, registration, split-up or combination of any ADR, the delivery of any distribution in respect thereof, the Company, the Depositary or the Custodian may require from the Holder:

(A)Payment of (i) any stock transfer, tax or other governmental charge, (ii) registration fees in effect for the registration of transfers of the underlying shares or other deposited securities, and (iii) any applicable depositary fees,
(B)The production of proof satisfactory to the Depositor as to the identity of the signatory and genuineness of any signature,
(C)Such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the Deposit Agreement and the ADR as may be necessary or proper, and
(D)Compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, split-up or combination of ADRs may be suspended, generally or in particular instances, when the ADR Register or any register for deposited securities is closed or when any such action is deemed advisable by the Depositary.

Amendment, extension or termination of the Deposit Agreement

The form of ADRs evidencing ADSs and the Deposit Agreement may be amended by agreement between the Company and the Depositary, without the consent of the Holders. Any amendment that imposes or increases any fees or charges, other than taxes and other governmental charges, transfer or registration fees, transmission costs, delivery costs or other such expenses, or that otherwise prejudices any substantial existing right of the Holders, will not take effect as to any ADRs until 30 days after notice of the amendment has been given to the Holders. Every Holder of any ADR, at the time an amendment becomes effective, will be deemed to continue to hold the ADR and to consent and agree to the amendment and to be bound by the Deposit Agreement. No amendment may impair the right of any Holder to surrender ADRs and receive in return the deposited securities ordinary shares represented by the ADSs, except in order to comply with mandatory provisions of applicable law.

Any amendments which are reasonably necessary in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders. However, if any governmental body or regulatory body adopts new laws, rules or regulations or should there be changes to the Articles which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance.

Notice of any amendment to the Deposit Agreement or form of ADRs is not required to describe in detail the specific amendments and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided that the notice given to the Holders identifies a means for Holders to retrieve or receive the text of such amendment from, for example, the U.S. Securities and Exchange Commission, the Depositary's or the Company's website or upon request from the Depositary.

At the written direction of the Company, the Depositary has agreed to terminate the Deposit Agreement and the ADRs evidencing ADSs by mailing a notice of such termination to the Holders then outstanding at least 30 days before the date fixed in the notice of termination. The Depositary may likewise resign or be removed as Depositary. However, in such cases, a notice of such resignation or termination by the Depositary shall not be provided to Holders unless a successor depositary will not be operating within 60 days of the date of the Depositary’s resignation or notice of removal was provided by the Company to the Depositary

Further, in the event of (i) the Company’s bankruptcy or insolvency, (ii) the Company’s ordinary shares ceasing to be listed on an internationally recognized stock exchange, (iii) the Company effects or will effect a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, or (iv) a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities, the Depositary may terminate the Deposit Agreement without notice to the Company. Nonetheless, the Depositary will still be required to give 30 days’ notice to the Holders.

After the date of termination of the Depositary Agreement, the Depositary will perform no further acts except to receive and hold (or sell) distributions on Deposited Securities and deliver deposited securities being withdrawn. As soon as practicable after such termination date, the Depositary will use its reasonable efforts to sell the deposited securities and lawfully hold in an account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs that have not previously been surrendered. Following such sale, the Depositary is discharged from all obligations under the Deposit Agreement, with the exception of accounting for such net proceeds and other cash. After the termination of the Deposit Agreement, the Company is discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary.

Rights of Holders of ADRs to inspect the transfer books of the Depositary and the list of Holders of ADRs

The Depositary will keep a register for the registration, transfer, combination and split-up of ADRs. These books will be open for inspection by Holders at all reasonable times.

The Depositary may close the ADR Register at any time or from time to time when deemed expedient by it and it may also close the issuance book portion of the ADR Register when reasonably requested by the Company solely in order to enable the Company to comply with applicable law.

Restrictions upon the right to transfer or withdraw the underlying securities

Subject to certain limitations described below, Holders may, at any time, cancel ADSs and withdraw their underlying shares, have the corresponding class and number of ordinary shares credited to their account, or request a registration of transfer.

Prior to acting upon the request for withdrawal of deposited securities or registration of transfer, the Depositary may request the following:

(A)Proper endorsement in blank of such ADR (or duly executed instruments of transfer thereof in blank) and the Holder's written order directing the Depositary to cause the Deposited Securities represented by the ADSs evidenced by such ADR to be withdrawn and delivered to, or upon the written order of, any person designated in such order.
(B)Payment from the depositor of ADSs or the presenter of the ADRs of a sum sufficient to reimburse it for (i) any stock transfer, tax or other governmental charge, (ii) registration fees in effect for the registration of transfers of the underlying shares or other deposited securities, and (iii) any applicable depositary fees,
(C)The production of proof satisfactory to the Depositor as to the identity of the signatory and genuineness of any signature,
(D)Such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the Deposit Agreement and the ADR as may be necessary or proper, and
(E)Compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement.

Upon surrender of a certificated ADR in a form satisfactory to the Depositary or proper instructions and documentation, the Depositary will deliver to the Custodian's office the deposited securities at the time represented by the ADSs evidenced by the ADR. If requested, the Depositary may deliver such deposited securities at such other place as requested by the Holder, but such delivery is at risk and expense of the Holder.

The withdrawal of deposited securities may be suspended, generally or in particular instances, when the ADR Register or any register for deposited securities is closed or when any such action is deemed advisable by the Depositary.

Notwithstanding any other provision of the Deposit Agreement or the ADR, the withdrawal of deposited securities or the registration of transfer of outstanding ADRs generally may be suspended due to (i) temporary delays caused by closing transfer books of the Depositary or the Company of the deposited securities or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities. Without limitation of the foregoing, the Depositary will not knowingly accept for deposit any shares required to be registered under the provisions of the Securities Act of 1933, unless a registration statement is in effect as to such shares.

The delivery of ADRs against deposits of ADSs generally or against deposits of particular ADSs may be suspended, or the transfer of ADRs in particular instances may be refused, or the registration of transfer of outstanding ADRs generally may be suspended, during any period when the transfer books of the Depositary or those maintained by the foreign registrar are closed, or if any such action is deemed necessary or advisable by the Depositary at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement, or, as long as it would be permitted under the transfer agency rules applicable to the Depositary, for any other reason.

Limitation upon the liability of the Depositary

The Depositary and the Company are not liable to Holders or beneficial owners of ADSs (A) if any present or future law, rule, regulation, fiat, order or decree of the United States, England, the Netherlands or any other country or jurisdiction, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any deposited securities or any securities issued or distributed by the Company or any offering or distribution thereof, any present or future provision of the Articles, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond its direct and immediate control shall prevent, forbid or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or this ADR provides shall be done or performed by it or them (including, without limitation, voting), or (B) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the Deposit Agreement it is provided shall or may be done or performed or any exercise or failure to exercise any discretion given it in the Deposit Agreement or this ADR (including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable) (C) not be liable to Holders or beneficial owners of ADSs for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information. The Depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system.

The Depositary and the Company assume no liability to Holders or beneficial owners of ADSs except to perform their obligations to the extent they are specifically set forth in the ADR and the Deposit Agreement without gross negligence or willful misconduct.

The Depositary and its agents are under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or this ADR. The Company and its agents also are under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or this ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it in its sole discretion against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required.

The Depositary is not liable in connection with or arising from the insolvency of any Custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. The Depositary are not liable for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor is it responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale. The Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian except to the extent that any Holder has incurred liability directly as a result of the Custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located.

The Depositary and its agents are not be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast, or for the effect of any such vote.

The Depositary is not liable for the content of any information submitted to it by or on behalf of the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement or for the failure or timeliness of any notice from the Company.

The Depositary and the Custodian are not responsible for any errors or omissions made by any selected third party delivery services and local agents providing the relevant information or services.

The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary.

The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company under certain circumstances.

Neither the Company, the Depositary nor any of their respective agents shall be liable to Holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

No disclaimer of liability under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable, is intended by any provision thereof.

Arbitration

The Company, the Depositary and each Holder shall be bound by the arbitration and exclusive jurisdiction provisions set forth below in connection with any Share Dispute, as that term is defined below:

(i)	The term “Share Dispute” is defined as any action, dispute, controversy, claim or cause of action (a) between the Company and Holders and/or owners of interests in ADSs or (b) between and directly involving as named parties each of the Company, the Depositary and one or more Holders and/or owners of interests in ADSs, in each case arising out of, or relating to, this Deposit Agreement, the ADSs or the ADRs or the transactions contemplated hereby or thereby (whether in tort, in contract, under statute, including for the avoidance of doubt, any derivative claim thereunder, or otherwise), including any question regarding existence, validity, interpretation, breach or termination of the Deposit Agreement and any alleged violation of the U.S. federal securities laws.

(ii)	Any and all Share Disputes shall be finally and exclusively resolved by arbitration under the Rules of Arbitration rules of the International Chamber of Commerce (“ICC”) (the "ICC Rules"), as amended from time to time, which ICC Rules are deemed to be incorporated by reference into this Deposit Agreement.

(iii)	The arbitral tribunal (the "Tribunal") shall consist of three arbitrators, to be appointed in accordance with the ICC Rules. The chairman of the tribunal must have at least 20 years’ experience as a lawyer qualified to practise in a common law jurisdiction within the Commonwealth (as constituted on 12 May 2005), and each other arbitrator must have at least 20 years’ experience as a qualified lawyer.

(iv)	If any Share Dispute raises issues which are substantially the same as or connected with issues raised in a Share Dispute which has already been referred to arbitration (an "Existing Share Dispute") or arises out of substantially the same facts as are the subject of an Existing Share Dispute (a "Related Share Dispute"), then the Tribunal appointed or to be appointed in respect of any such Existing Share Dispute shall also be appointed as the Tribunal in respect of any Related Share Dispute, save where the Tribunal considers such appointment would be inappropriate.

(v)	Where, pursuant to the above provisions, the same Tribunal has been appointed in relation to two or more Related Share Disputes, the Tribunal may order that the whole or part of the matters at issue shall be heard together upon such terms or conditions as the Tribunal thinks fit.

(vi)	The Tribunal shall have power to make such directions and any interim, partial or final awards as it considers just and desirable. The Tribunal, upon the request of a party to a Share Dispute, or another party which itself wishes to be joined in any reference to arbitration commenced in accordance with this Clause, may join any party to the reference to arbitration proceedings and may make a single, final award determining all Share Disputes between them.

(vii)	Each of the parties to the Deposit Agreement hereby agrees to be joined to any reference to arbitration proceedings in relation to any Share Dispute at the request of a party to that Share Dispute, and to accept the joinder of a party requesting to be joined pursuant to this paragraph (14).

(viii)	The place of the arbitration shall be The Hague, The Netherlands. The language of the arbitration shall be English.

(ix)	Each person hereby waives, as far as permitted by law: (a) any right under the laws of any jurisdiction to apply to any court of law or other judicial authority to determine any preliminary point of law, and/or (b) any right he or she may otherwise have under the laws of any jurisdiction to appeal or otherwise challenge the award, ruling or decision of the tribunal.

(x)	The governing law applicable to such Share Dispute, including the submission to arbitration and written arbitration agreement contained in or evidenced by the Articles, shall be the substantive law of England.

(xi)	If any court of competent jurisdiction or other competent authority including for the avoidance of doubt, a court or authority in any jurisdiction which is not a signatory to the New York Convention in any jurisdiction determines that this arbitration provision is invalid or unenforceable in relation to any Share Dispute, the Company and the Holder or owner of interests in ADSs, in each case, irrevocably agree that any related proceeding, suit or action can only be brought in the courts of England and Wales and the governing law applicable to such proceedings shall be the substantive law of England.

Description of Senior Debt Securities
As of December 31, 2022, Shell International Finance B.V. (“Shell Finance”) had the following series of senior debt securities (the “Senior Debt Securities”) registered pursuant to Section 12(b) of the Securities Exchange Act and listed on the New York Stock Exchange, all of which are guaranteed by the Company. The following series of Senior Debt Securities were issued under the 2006 Indenture:

Series of Senior Debt Securities (interest rate)	Principal	Interest Payment Dates (in arrear)	Date of Issuance	Maturity Date	Prospectus Supplement
0.375% Guaranteed Notes due 2023	$1,000,000,000	March 15 and September 15 of each year	September 15, 2020	September 15, 2023	Prospectus Supplement dated September 10, 2020
3.5% Guaranteed Notes due 2023	$1,000,000,000	May 13 and November 13 of each year*	November 13, 2018	November 13, 2023	Prospectus Supplement dated November 7, 2018
Floating Rate Guaranteed Notes due 2023	$500,000,000	February 13, May 13, August 13 and November 13 of each year*	November 13, 2018	November 13, 2023	Prospectus Supplement dated November 7, 2018
2% Guaranteed Notes due 2024	$1,250,000,000	May 7 and November 7 of each year*	November 7, 2019	November 7, 2024	Prospectus Supplement dated November 4, 2019
3.25% Guaranteed Notes due 2025	$2,750,000,000	May 11 and November 11 of each year*	May 11, 2015	May 11, 2025	Prospectus Supplement dated May 6, 2015
2.5% Guaranteed Notes due 2026	$1,000,000,000	March 12 and September 12 of each year*	September 12, 2016	September 12, 2026	Prospectus Supplement dated September 7, 2016
2.875% Guaranteed Notes due 2026	$1,750,000,000	May 10 and November 10 of each year*	May 10, 2016	May 10, 2026	Prospectus Supplement dated May 5, 2016
3.875% Guaranteed Notes due 2028	$1,500,000,000	May 13 and November 13 of each year*	November 13, 2018	November 13, 2028	Prospectus Supplement dated November 7, 2018
2.375% Guaranteed Notes due 2029	$1,500,000,000	May 7 and November 7 of each year*	November 7, 2019	November 7, 2029	Prospectus Supplement dated November 4, 2019
2.75% Guaranteed Notes due 2030	$1,000,000,000	April 6 and October 6 of each year	April 6, 2020	April 6, 2030	Prospectus Supplement dated April 1, 2020
2.75% Guaranteed Notes due 2030	$750,000,000	April 6 and October 6 of each year	September 15, 2020	April 6, 2030	Prospectus Supplement dated September 10, 2020

4.125% Guaranteed Notes due 2035	$1,500,000,000	May 11 and November 11 of each year*	May 11, 2015	May 11, 2035	Prospectus Supplement dated May 6, 2015
6.375% Guaranteed Notes due 2038	$2,750,000,000	June 15 and December 15	December 11, 2008	December 15, 2038	Prospectus Supplement dated December 8, 2008
5.5% Guaranteed Notes due 2040	$1,000,000,000	March 25 and September 25 of each year*	March 25, 2010	March 25, 2040	Prospectus Supplement dated March 18, 2010
2.875% Guaranteed Notes due 2041	$500,000,000	May 26 and November 26 of each year	November 26, 2021	November 26, 2041	Prospectus Supplement dated November 22, 2021
3.625% Guaranteed Notes due 2042	$500,000,000	February 21 and August 21 of each year*	August 21, 2012	August 21, 2042	Prospectus Supplement dated August 14, 2012
4.55% Guaranteed Notes due 2043	$1,250,000,000	February 12 and August 12 of each year	August 12, 2013	August 12, 2043	Prospectus Supplement dated August 7, 2013
4.375% Guaranteed Notes due 2045	$3,000,000,000	May 11 and November 11 of each year*	May 11, 2015	May 11, 2045	Prospectus Supplement dated May 6, 2015
3.75% Guaranteed Notes due 2046	$1,250,000,000	March 12 and September 12 of each year*	September 12, 2016	September 12, 2046	Prospectus Supplement dated September 7, 2016
4.00% Guaranteed Notes due 2046	$2,250,000,000	May 10 and November 10 of each year*	May 10, 2016	May 10, 2046	Prospectus Supplement dated May 5, 2016
3.125% Guaranteed Notes due 2049	$1,250,000,000	May 7 and November 7 of each year*	November 7, 2019	November 7, 2049	Prospectus Supplement dated November 4, 2019
3.25% Guaranteed Notes dues 2050	$1,250,000,000	April 6 and October 6 of each year	April 6, 2020	April 6, 2050	Prospectus Supplement dated April 1, 2020
3.00% Guaranteed Notes due 2051	$1,000,000,000	May 26 and November 26 of each year	November 26, 2021	November 26, 2051	Prospectus Supplement dated November 22, 2021
* Subject to the Day Count Convention.
Each of the Senior Debt Securities listed above constitutes a separate series of Senior Debt Securities under the 2006 Indenture. The Senior Debt Securities listed in the table above were issued pursuant to an effective registration statement and a related prospectus and prospectus supplement setting forth the terms of the respective Senior Debt Securities.

Description of Certain Provisions contained in the Senior Debt Securities

The terms of the Senior Debt Securities include those stated in the 2006 Indenture, the applicable form of debt security and those terms made part of the 2006 Indenture by reference to the U.S. Trust Indenture Act of 1939, as amended. The summary below describes some of the general terms and provisions of our Senior Debt Securities and is subject to, and qualified in its entirety by reference to the 2006 Indenture filed as Exhibit 4.3 to the Registration Statement on Form F-3ASR, filed with the Securities and Exchange Commission on December 12, 2017 (File No. 333-222005), the prospectus supplement (as listed in the table above) relating to each Senior Debt Security and the form of the instrument representing each Senior Debt Security. Certain terms, unless otherwise defined here, have the same meaning given to them in the 2006 Indenture.

General

The 2006 Indenture does not limit the amount of future Senior Debt Securities that may be issued under the indenture, the amount of other unsecured debt or other securities the Company or the Issuer may issue. The Senior Debt Securities are not secured by any assets or property of the Company or any of its subsidiaries or affiliates.

Interest

Payment

Payments of principal and interest on the Senior Debt Securities are made in U.S. dollars at the office of the trustee and any paying agent. At the option of the Company or Shell Finance, as applicable, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register.

Interest payments are made to the person in whose name the Senior Debt Security is registered at the close of business on the record date for the interest payment.

If the principal of or any premium or interest on or additional amounts with respect to a series of Senior Debt Securities is payable on a day that is not a business day, the payment will be made on the following business day.

Floating Rate Interest - LIBOR

The interest rate for the two series of floating rate notes is reset quarterly on the first day of each interest period at the U.S. dollar London Interbank Offered Rate (“LIBOR”), or, in the case of the 2023 notes, any Alternative Rate or Successor Rate, plus a fixed percentage or an Adjustment Spread.

Deutsche Bank Trust Company Americas, acting as Calculation Agent, determines the floating interest rate for each floating rate interest period by reference to the then-current three -month LIBOR on the applicable interest determination date.

All calculations made by Deutsche Bank Trust Company Americas for the purposes of calculating the Interest Rate on the floating rate notes shall be conclusive and binding on the holders of the floating notes, the Company, Shell International Finance B.V. and the trustee, Deutsche Bank Trust Company Americas, absent manifest error.

Calculation of LIBOR

With respect to any Interest Determination Date, the U.S. dollar LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the Interest Reset Date that appears on the designated LIBOR page as of 11:00 a.m., London time, on that Interest Determination Date. If no rate appears, U.S. dollar LIBOR, in respect of that Interest Determination Date, will be determined as follows: the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent (after consultation with us), to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then U.S. dollar LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then U.S. dollar LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on the Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent (after consultation with us) for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by the Calculation Agent are not providing quotations in the manner described by this sentence, U.S. dollar LIBOR determined as of that Interest Determination Date will be U.S. dollar LIBOR in effect on that Interest Determination Date.

The designated LIBOR page is the Reuters screen “LIBOR01”, or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01” is the display designated as the Reuters screen “LIBOR01”, or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be denominated by the ICE Benchmark Administration Limited (the “IBA”) (or any successor administrator of LIBOR) for the purpose of displaying London interbank offered rates for U.S. dollar deposits.

Successor or Alternative Rate, With Respect to 2023 Floating Rate Notes

For purposes of the 2023 floating rate notes, if Shell Finance determines in its sole discretion that a Benchmark Event has occurred in relation to U.S. dollar LIBOR when any rate of interest (or any component part thereof) remains to be determined by reference to U.S. dollar LIBOR, then Shell Finance will use its commercially reasonable efforts to appoint and consult with an Independent Adviser, as soon as reasonably practicable, with a view to Shell Finance’s determining a Successor Rate or, if none, an Alternative Rate and, in either case, any Adjustment Spread and any Benchmark Amendments. An Independent Adviser appointed in such circumstances will act in good faith as an expert and (in the absence of bad faith or fraud) shall have no liability whatsoever to Shell Finance, the Calculation Agent, the trustee, the paying agents or the holders of the 2023 floating rate notes for any determination made by it or for any advice given to Shell Finance in connection with any determination made by Shell Finance, pursuant to these provisions.

If Shell Finance, following consultation with the Independent Adviser and acting in good faith and in a commercially reasonable manner, determines that (i) there is a Successor Rate, then such Successor Rate shall (subject to adjustment as provided below) subsequently be used in place of U.S. dollar LIBOR to determine the rate of interest (or the relevant component part thereof) for all future payments of interest on the 2023 floating rate notes (subject to these LIBOR discontinuation provisions); or (ii) there is no Successor Rate but that there is an Alternative Rate, then such Alternative Rate shall (subject to adjustment as provided below) subsequently be used in place of U.S. dollar LIBOR to determine the rate of interest (or the relevant component part thereof) for all future payments of interest on the 2023 floating rate notes (subject to these LIBOR discontinuation provisions). If Shell Finance is unable to appoint an Independent Adviser, or the Independent Adviser appointed by Shell Finance is unable to advise Shell Finance in connection with its determination of a Successor Rate or an Alternative Rate, Shell Finance (acting in good faith and in a commercially reasonable manner) may determine a Successor Rate or, if there is no Successor Rate, an Alternative Rate.

If Shell Finance, following consultation with the Independent Adviser, determines in its sole discretion (i) that an Adjustment Spread is required to be applied to the Successor Rate or the Alternative Rate (as the case may be) and (ii) the quantum of, or a formula or methodology for determining, such Adjustment Spread, then such Adjustment Spread shall be applied to the Successor Rate or the Alternative Rate (as the case may be). If Shell Finance, following consultation with the Independent Adviser, is unable to determine (acting in good faith and in a commercially reasonable manner) the quantum of, or a formula or methodology for determining, such Adjustment Spread, then such Successor Rate or Alternative Rate (as applicable) will apply without an Adjustment Spread.

If any Successor Rate, Alternative Rate or Adjustment Spread is determined in accordance with the terms of the 2023 floating rate notes or the 2006 Indenture and Shell Finance, following consultation with the Independent Adviser, determines (i) that amendments to the terms of the 2023 floating rate notes or the 2006 Indenture are necessary to ensure the proper operation of such Successor Rate, Alternative Rate and/or Adjustment Spread (such amendments, the “Benchmark Amendments”) and (ii) the terms of the Benchmark Amendments, then Shell Finance shall, subject to giving notice thereof to the trustee, the Calculation Agent and the holders of the 2023 floating rate notes, in each case, as provided in the 2006 Indenture, without any requirement for the consent or approval of holders of the 2023 floating rate notes, amend the terms of, the 2023 floating rate notes and/or the 2006 Indenture to give effect to such Benchmark Amendments with effect from the date specified in such notice. In connection with any such amendment in accordance with the terms of the 2023 floating rate notes or the 2006 Indenture, Shell Finance shall comply with the rules of the New York Stock Exchange or any stock exchange on which the Notes are then-listed or admitted to trading.

Shell Finance will promptly provide notice to the Calculation Agent, the trustee, the paying agents and, in accordance with notice requirements set forth in the 2006 Indenture, the holders of the 2023 floating rate notes of any Successor Rate, Alternative Rate, Adjustment Spread and the specific terms of any Benchmark Amendments, determined pursuant to the terms of the 2023 floating rate notes and the 2006 Indenture. Such notice shall be irrevocable and shall specify the effective date of the Benchmark Amendments, if any.

Consolidation, Merger and Sale of Assets; Assumption

The 2006 Indenture generally permits a consolidation, merger or similar transaction involving the Company or Shell Finance. It also permits the Company or Shell Finance, as applicable, to transfer or dispose of all or substantially all of their assets. Each of the Company and Shell Finance has agreed, however, that it will not consolidate with or merge into any entity (other than, with respect to Shell Finance, the Company) or transfer or dispose of all or substantially all of its assets to any entity (other than, with respect to Shell Finance, the Company) if, immediately after giving effect to such transaction or transactions, an event of default, or an event that, after notice or lapse of time or both, would become an event of default, has occurred and is continuing; and unless:

it is the continuing corporation; or

if it is not the continuing corporation, the resulting entity or transferee assumes the performance of its covenants and obligations under the 2006 Indenture and, in the case of the Company or Shell Finance as issuer, the due and punctual payments on the Senior Debt Securities or, in the case of the Company with respect to the Senior Debt Securities of Shell Finance, the performance of the related guarantee.

Additionally, in the event that any entity shall become the owner of 100% of the voting stock of the Company, such entity may, but is not obligated to, assume the performance of the Company’s covenants and obligations under the 2006 Indenture, either as issuer and/or as guarantor for the Senior Debt Securities of Shell Finance (a “Voluntary Assumption”).

Upon any such consolidation, merger or similar transaction or asset transfer or disposition involving the Company or Shell Finance, or any such Voluntary Assumption, the resulting entity, transferee or assuming entity, as applicable, will be substituted for the Company or Shell Finance, as applicable, under the 2006 Indenture and Senior Debt Securities. The Company or Shell Finance, as applicable, will thereupon be released from the 2006 Indenture.

Events of Default

The following are events of default with respect to each series of Senior Debt Securities:

failure to pay interest or any additional amounts on that series of Senior Debt Securities for 30 days when due;

failure to pay principal of or any premium on that series of Senior Debt Securities for 14 days when due;

failure to redeem or purchase Senior Debt Securities of that series for 14 days when required;

failure to comply with any covenant or agreement in that series of Senior Debt Securities for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding Senior Debt Securities issued under that indenture that are affected by that failure;

specified events involving bankruptcy, insolvency or reorganization of the Company and, with respect to Shell Finance’s Senior Debt Securities, the Company or Shell Finance; and

any other event of default provided for that series of Senior Debt Securities in the applicable prospectus supplement.

A default under one series of Senior Debt Securities or any other agreement to which the Company or Shell Finance is a party will not be a default under another series of Senior Debt Securities.

If an event of default for any series of Senior Debt Securities occurs and is continuing, Deutsche Bank Trust Company Americas or the holders of at least 25% in principal amount of the outstanding Senior Debt Securities of the series affected by the default may declare the principal of and all accrued and unpaid interest on those Senior Debt Securities to be due and payable. The holders of a majority in principal amount of the outstanding Senior Debt Securities of the series affected by the default may in some cases rescind this accelerated payment requirement.

A holder of a Senior Debt Security of any series may pursue any remedy only if:

the holder gives the trustee written notice of a continuing event of default for that series;

the holders of at least 25% in principal amount of the outstanding Senior Debt Securities of that series make a written request to Deutsche Bank Trust Company Americas to pursue the remedy;

the holders offer to Deutsche Bank Trust Company Americas indemnity satisfactory to it;

Deutsche Bank Trust Company Americas fails to act for a period of 60 days after receipt of the request and offer of indemnity; and

during that 60-day period, the holders of a majority in principal amount of the Senior Debt Securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a Senior Debt Security to sue for enforcement of any overdue payment.

Holders of a majority in principal amount of the outstanding Senior Debt Securities may direct the time, method and place of:

conducting any proceeding for any remedy available to Deutsche Bank Trust Company Americas; and

exercising any trust or power conferred on Deutsche Bank Trust Company Americas relating to or arising as a result of an event of default.

The 2006 Indenture requires the Company and Shell Finance to file each year with Deutsche Bank Trust Company Americas a written statement as to their compliance with the covenants contained in the indenture.

Modification and Waiver

The 2006 Indenture may be amended or supplemented if the holders of a majority in principal amount of the outstanding Senior Debt Securities of all series issued that are affected by the amendment or supplement (acting as one class) consent to it. Without the consent of the holder of each Senior Debt Security affected, however, no modification may:

reduce the amount of Senior Debt Securities whose holders must consent to an amendment, supplement or waiver;

reduce the rate of or change the time for payment of interest on the Senior Debt Security;

reduce the principal of the Senior Debt Security or change its stated maturity;

reduce any premium payable on the redemption of the Senior Debt Security or change the time at which the Senior Debt Security may or must be redeemed;

change any obligation to pay additional amounts on the Senior Debt Security;

make payments on or with respect to the Senior Debt Security payable in currency other than as originally stated in the Senior Debt Security, except as permitted under “Redenomination” below;

impair the holder’s right to institute suit for the enforcement of any payment on or with respect to the Senior Debt Security;

make any change in the percentage of principal amount of Senior Debt Securities necessary to waive compliance with certain provisions of the 2006 Indenture or to make any change in the provision related to modification;

modify the provisions relating to the subordination of any of the Senior Debt Securities in a manner adverse to the rights of holder of that security in any material respect; or

waive a continuing default or event of default regarding any payment on or with respect to the Senior Debt Securities.

Any provision of the 2006 Indenture may be amended without the consent of any holders of Senior Debt Securities in certain circumstances, including:

to cure any ambiguity, omission, defect or inconsistency;

to comply with the sections of the 2006 Indenture governing when the Company or Shell Finance may merge (or consummate a similar transaction), transfer their assets or substitute obligors, including any assumption of the obligations of Shell Finance under any series of Senior Debt Securities by the Company or any other subsidiary of the Company or any Voluntary Assumption;

to provide for uncertificated Senior Debt Securities in addition to or in place of certificated Senior Debt Securities; provided, however, that the uncertificated Senior Debt Securities are issued in a registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”) or in such a manner that such uncertificated Senior Debt Securities are described in Section 163(f)(2)(B) of the Code;

to provide any security for, any guarantees of or any additional obligors on any series of Senior Debt Securities or the related guarantees;

to comply with any requirement to effect or maintain the qualification of the 2006 Indenture under the Trust Indenture Act of 1939, as amended;

to add covenants that would benefit the holders of any Senior Debt Securities or to surrender any rights the Company or Shell Finance have under the 2006 Indenture;

to add events of default with respect to any Senior Debt Securities;

to establish the form or terms of securities of any series as permitted by the 2006 Indenture;

to supplement any of the provisions of the 2006 Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of securities pursuant to the indenture; provided, however, that any such action shall not adversely affect the interest of the holders of securities of such series or any other series of securities in any material respect;

to provide for the appointment of a successor trustee with respect of the securities of one or more series or to provide for the administration of the trusts under the 2006 Indenture by more than one trustee; and

to make any change that does not adversely affect the rights of holders of any outstanding Senior Debt Securities of any series issued under that indenture.

The holders of a majority in principal amount of the outstanding Senior Debt Securities of any series (or, in some cases, of all Senior Debt Securities issued under the 2006 Indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to those Senior Debt Securities. Those holders may not, however, waive any default or event of default in any payment on any Senior Debt Security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance

If any combination of funds or government securities are deposited with the trustee under an indenture sufficient, in the opinion of an independent firm of certified public accountants, to make payments on the Senior Debt Securities of a series issued under the 2006 Indenture on the dates those payments are due and payable, then, at the option of the Company or Shell Finance, as applicable, either of the following will occur:

The Company and Shell Finance will be discharged from its or their obligations with respect to the Senior Debt Securities of that series and, if applicable, the related guarantees (“legal defeasance”); or

The Company and Shell Finance will no longer have any obligation to comply with the merger covenant and other specified covenants under the 2006 Indenture, and the related events of default will no longer apply (“covenant defeasance”).

If a series of Senior Debt Securities is defeased, the holders of the Senior Debt Securities of the series affected will not be entitled to the benefits of the 2006 Indenture, except for obligations to register the transfer or exchange of Senior Debt Securities, replace stolen, lost or mutilated Senior Debt Securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, the obligation of the Company or Shell Finance to pay principal, premium and interest on the Senior Debt Securities and, if applicable, the Company guarantees of the payments will also survive.

Unless such defeasance occurs within one year of when the securities would be due and payable or called for redemption, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the Senior Debt Securities to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Substitution of Shell Finance as Issuer

We may at our option at any time, without the consent of any holders of Senior Debt Securities, cause the Company or any other subsidiary of the Company to assume the obligations of Shell Finance under any series of Senior Debt Securities, provided that the new obligor executes a supplemental indenture in which it agrees to be bound by the terms of those Senior Debt Securities and the relevant indenture. To the extent that the Company is not itself the new obligor, its guarantee shall remain in place after the substitution unless another entity assumes the role of a guarantor in respect of the Senior Debt Securities of Shell Finance following a Voluntary Assumption.

Form, Exchange, Registration and Transfer

There will be no service charge for any registration of transfer or exchange of the Senior Debt Securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

The Senior Debt Securities of any series are exchangeable for other Senior Debt Securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the 2006 Indenture. Holders may present Senior Debt Securities for registration of transfer at the office of the Deutsche Bank Trust Company Americas, or any transfer agent the Company or Shell Finance, as applicable, designates. Deutsche Bank Trust Company Americas or the transfer agent will effect the transfer or exchange if its requirements and the requirements of the 2006 Indenture are met.

Redemption

Optional Redemption

Each series of Senior Debt Securities is redeemable in whole or in part, at the option of Shell Finance at any time or from time to time (or, in the case of the 2023 and 2028 notes, prior to the applicable Par Call Date), at a redemption price equal to the greater of (i) 100% of the principal amount of the series notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued and unpaid to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus a specified premium for each series of Senior Debt Securities, plus accrued and unpaid interest thereon to the date of redemption.

In the case of the 2023 and 2028 notes, on or after the applicable Par Call Date, each series note will be redeemable in whole or in part, at the option of Shell Finance at any time or from time to time at a redemption price equal to 100% of the principal amount of the series note being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

Unless Shell Finance defaults in payment of the redemption price, and the Company defaults in payment under its guarantee of the notes, on and after the applicable redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Optional Tax Redemption.

The Company may have the option to redeem the Senior Debt Securities in the two situations described below.

The first situation is where, as a result of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties, either:

The Company or Shell Finance are required to pay additional amounts as described later under “Payment of Additional Amounts”; or

The Company or any of its subsidiaries would have to deduct or withhold tax on any payment to any of the issuers to enable them to make a payment of principal or interest on a Senior Debt Security.

In this case, the Company and Shell Finance can call all, but not less than all, of each individual series of Senior Debt Securities for redemption and early payment. Holders have no right to require the Company and Shell Finance to call any individual series of Senior Debt Securities. If a series of Senior Debt Securities is called, the Company and Shell Finance must pay 100% of the principal amount, any accrued interest, and any additional amounts, if an interest payment through the redemption has not been paid.

Notice of any redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

This call right applies only in the case of changes, executions or amendments that occur on or after the date specified in the prospectus supplement for the applicable series of Senior Debt Securities.

The Company and Shell Finance do not have the option to redeem if the payment of additional amounts or the deduction or withholding can be avoided by using reasonable measures available.

The second situation is where a person assumes the obligations of the Company or Shell Finance, as described above under “Consolidation, Merger, Sale of Assets, Assumptions” and “Substitution of Shell Finance as Issuer” and is required to pay additional amounts. The Company and Shell Finance have the option to redeem the Senior Debt Securities even if required to pay additional amounts immediately after such assumption (except in the case of a Voluntary Assumption). Additionally, the Company and Shell Finance are not required to use reasonable measures to avoid the obligation to pay additional amounts in this situation. However, the Company and Shell Finance has the option to redeem the securities in the circumstances described above only if a change in, execution of or amendment to any laws or treaties or official application of any law or treaty occurs after such assumption.

Payment of Additional Amounts

The government of any jurisdiction where the Company or Shell Finance is resident may require the Company or Shell Finance to withhold amounts from payments on the principal or interest on the notes or any amounts to be paid under the guarantee, as the case may be, for taxes or any other governmental charges. If a withholding of this type is required, the Company or Shell Finance, as the case may be, may be required to pay a holder an additional amount so that the net amount received will be the amount specified in the note to which the holder is entitled.  This also applies to any taxes or governmental charges imposed by any jurisdiction in which a successor to the Company or Shell Finance is resident.

In order for a holder to be entitled to receive the additional amount, the holder must not be resident in the jurisdiction that requires the withholding or deduction. The Company or Shell Finance will not have to pay additional amounts under certain circumstances described in the 2006 Indenture.

Redenomination

The Company or Shell Finance, as applicable, may without your consent elect that, on the “Redenomination Date” specified in a notice to the trustee, a series of Senior Debt Securities may be redenominated in euro.

Ranking

The notes and the guarantees constitute unsecured and unsubordinated indebtedness of Shell Finance and the Company, respectively, and rank equally with all other unsecured and unsubordinated indebtedness from time to time outstanding of Shell Finance and the Company, respectively. Because the Company is a holding company, the guarantee effectively ranks junior to any indebtedness of its subsidiaries.

Guarantee of Shell Finance Senior Debt Securities

The Company fully and unconditionally guarantees on a senior unsecured basis the full and prompt payment of the principal of, any premium and interest on, and any additional amounts which may be payable in respect of each series of Senior Debt Securities when and as the payment becomes due and payable, whether at maturity, upon redemption or declaration of acceleration, or otherwise.

The guarantees provide that in the event of a default in the payment of principal of, any premium and interest on, and any additional amounts which become payable by Shell Finance in respect of a Senior Debt Security, the holder of that Senior Debt Security may institute legal proceedings directly against the Company to enforce the guarantee without first proceeding against Shell Finance. The guarantee of the notes is unsecured and unsubordinated indebtedness of the Company and rank equally with all of its other unsecured and unsubordinated indebtedness from time to time outstanding.

The Trustee and Paying Agent

Deutsche Bank Trust Company Americas, 60 Wall Street, 16th Floor, New York, New York 10005, Attention: Global Transaction Banking, Trust and Securities Services, act as the Trustee and principal paying agent under the prospectus supplements for each series of Senior Debt Securities and the 2006 Indenture. The Company or Shell Finance, as applicable, may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

The Company and Shell Finance may appoint another trustee or a substitute trustee under the 2006 Indenture or appoint an entity qualified under the Trust Indenture Act of 1939 to serve as trustee under the indenture. Deutsche Bank Trust Company Americas has served as trustee, paying agent, auction agent, exchange agent and in similar capacities in transactions involving entities in the Shell Group or relating to the debt or long-term payment obligations of members of the Shell Group. Additionally, Deutsche Bank Trust Company Americas and its affiliates perform certain commercial banking services for us for which they receive customary fees and are lenders under various outstanding credit facilities of subsidiaries of the Company.

If an event of default occurs under the 2006 Indenture and is continuing, the trustee under the indenture will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The trustee will become obligated to exercise any of its powers under the 2006 Indenture at the request of any of the holders of any Senior Debt Securities issued under that indenture only after those holders have offered the trustee indemnity satisfactory to it.

The 2006 Indenture contains limitations on the right of the trustee, if it becomes a creditor of the Company or, if applicable, the Company or Shell Finance, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with the Company and, if applicable, the Company and Shell Finance. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the 2006 Indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Governing Law

New York law governs the 2006 Indenture, the Senior Debt Securities and guarantee provided by the Company.